CSB BANCORP, INC.

LIMITED POWER OF ATTORNEY FOR SECTION 16 REPORTS

 The undersigned, in his capacity as a person required to file reports pursuant to Section 16 (a) of the Securities Exchange Act of 1934 (the "Exchange Act"),
hereby appoints Margaret L. Conn and Andrea R. Miley, and each of them individually, as his true and lawful attorney-in-fact and agent, with full power of substitution, to execute his name, place, and stead and to file with the
Securities and Exchange Commission any report, which the undersigned is required to file under Section 16 with respect to his beneficial ownership of securities of CSB Bancorp, Inc., an Ohio corporation, or any amendment to any such report.

 IN WITNESS WHEREOF, the undersigned has executed this instrument as of the 14th day of November 2016.

/s/ Julian L. Coblentz

Witnessed this 14th day of November 2016

/s/ Sheri L. Johnson

Sheri L. Johnson
Notary Public, State of Ohio
My Commission Expires
May 19, 2021